EXHIBIT 99.1

Donegal Group Inc. Announces 2018 Fourth Quarter and Full Year Results

MARIETTA, Pa., Feb. 19, 2019 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) today reported its financial results for the fourth quarter and full year of 2018. Significant items included:

Fourth Quarter of 2018:

  Net loss was $15.0 million, or 54 cents per Class A share, for the fourth quarter of 2018, compared to a net loss of $2.8 million, or 10 cents per Class A share, for the fourth quarter of 2017
  Net loss for the fourth quarter of 2018 included after-tax net investment losses of $6.9 million, or 25 cents per Class A share, primarily related to a decrease in the market value of the equity securities the Company held at December 31, 2018
  Net loss for the fourth quarter of 2018 included approximately $4.1 million of losses incurred from Hurricane Michael, with overall weather-related losses of $12.5 million exceeding the previous five-year average for fourth quarter weather-related losses of $5.2 million
  Net premiums earned of $186.2 million for the fourth quarter of 2018 increased 2.8% compared to the fourth quarter of 2017, including a 6.0% increase in commercial lines premiums earned
  Net premiums written1 of $168.3 million for the fourth quarter of 2018 decreased 1.8% compared to the fourth quarter of 2017 as a result of reductions in personal lines new business premiums and higher reinsurance reinstatement premiums, partially offset by commercial lines organic growth
  Combined ratio of 110.5% for the fourth quarter of 2018, compared to 104.8% for the prior-year fourth quarter
  Income tax expense for the fourth quarter of 2017 included $4.8 million, or 17 cents per Class A share, related to the Company’s revaluation of its net deferred tax assets pursuant to the provisions of the Tax Cuts and Jobs Act (the “TCJA”) that was enacted in December of 2017

Full Year of 2018:

  Net loss of $32.8 million, or $1.18 per Class A share, for the full year of 2018, compared to net income of $7.1 million, or 26 cents per diluted Class A share, for the full year of 2017
  Net premiums earned of $741.3 million for the full year of 2018 increased 5.5% compared to the full year of 2017
  Net premiums written of $744.0 million for the full year of 2018 increased 2.0% compared to the full year of 2017, with a continued shift in mix toward commercial lines
  Combined ratio of 110.1% for the full year of 2018, compared to 103.0% for the full year of 2017
	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change

	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$ 186,150	$ 181,060	2.8%	$ 741,291	$ 702,515	5.5%
Investment income, net	7,567	6,142	23.2	26,908	23,527	14.4
Net investment (losses) gains	(8,864)	1,498	NM2	(4,802)	5,705	NM
Total revenues	186,806	190,759	(2.1)	771,828	739,027	4.4
Net (loss) income	(14,999)	(2,779)	439.7	(32,760)	7,116	NM
Non-GAAP operating (loss) income[1]	(8,279)	986	NM	(27,959)	8,103	NM

Per Share Data
Net (loss) income – Class A (diluted)	$ (0.54)	$ (0.10)	440.0%	$ (1.18)	$ 0.26	NM
Net (loss) income – Class B	(0.50)	(0.10)	400.0	(1.09)	0.22	NM
Non-GAAP operating (loss) income – Class A (diluted)	(0.30)	0.04	NM	(1.00)	0.30	NM
Non-GAAP operating (loss) income – Class B	(0.28)	0.03	NM	(0.93)	0.26	NM
Book value	14.05	15.95	(11.9)	14.05	15.95	(11.9%)

1See the “Definitions of Non-GAAP and Operating Measures” section of this release, which defines data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”) and reconciles such data to GAAP measures.

2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “During the second half of 2018, we focused on driving key initiatives, including gradually shifting our business mix to better-performing commercial lines, preparing to implement new technology throughout our organization and the continuation of actions designed to improve our overall underwriting performance in 2019 and beyond.”

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, commented, “The fourth quarter of 2018 net loss reflected weather-related losses that were considerably higher than our historical experience for the fourth quarter of the year, as well as net investment losses within our equity portfolio under mark-to-market accounting guidance that became effective in 2018. Our commercial multi-peril and workers’ compensation lines of business performed well during the fourth quarter of 2018, with both lines generating a statutory combined ratio1 in the 85-90% range. Our overall underwriting performance was impacted by weather-related losses that totaled approximately $12.5 million for the fourth quarter of 2018, including $4.1 million of losses from Hurricane Michael in October 2018.  That impact primarily affected our homeowners lines of business and represented a substantial increase over the $5.4 million of weather-related losses for the fourth quarter of 2017. While Donegal Group has historically maintained a consistently small percentage of its overall investments in equity securities, we incurred $8.9 million of pre-tax net investment losses due to a general downturn in equity markets during the fourth quarter of 2018.”

Mr. Burke continued, “Over the past year, we continued our efforts to expand our commercial business, and those efforts are gaining traction as higher levels of new business premiums throughout many of our regions demonstrate. Proactive measures to address adverse trends impacting our commercial auto line of business will continue into 2019.  In addition to rate increases and definitive underwriting and new business pricing actions in all of our operating regions, we have performed a comprehensive re-underwriting of policy renewals in several underperforming states, primarily based on predictive model scoring of each renewal policy.  As account writers, we are committed to taking the necessary actions to improve our commercial automobile profitability over time as a critical component in maintaining the overall profitability of our commercial business segment.”

Mr. Burke concluded, “Our personal lines did not achieve our profitability targets, but we expect our personal lines performance will improve as we gradually shift our geographical exposures throughout 2019. We performed an in-depth evaluation of our personal lines book of business during 2018 and implemented significant rate increases and underwriting refinements throughout our regions. As we announced previously, we decided to enter into a book transfer agreement to facilitate an orderly exit from seven states that accounted for a disproportionate share of our personal lines underwriting losses in recent years and where we did not project acceptable improvement within a reasonable timeframe. The transfer began with policies effective in February 2019, and we expect this action will further accelerate the recovery of our personal lines business.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change

	(dollars in thousands)

Net Premiums Earned
Personal lines	$ 99,255	$ 99,106	0.2%	$ 403,367	$ 384,124	5.0%
Commercial lines	86,895	81,954	6.0	337,924	318,391	6.1
Total net premiums earned	$ 186,150	$ 181,060	2.8%	$ 741,291	$ 702,515	5.5%

Net Premiums Written
Personal lines:
Automobile	$ 55,356	$ 61,435	(9.9%)	$ 249,275	$ 255,297	(2.4%)
Homeowners	27,633	29,904	(7.6)	123,782	125,054	(1.0)
Other	5,465	4,765	14.7	21,064	19,672	7.1
Total personal lines	88,454	96,104	(8.0)	394,121	400,023	(1.5)
Commercial lines:
Automobile	24,778	23,430	5.8	108,123	99,333	8.8
Workers' compensation	24,287	23,891	1.7	109,022	109,884	(0.8)
Commercial multi-peril	27,565	25,961	6.2	117,509	110,313	6.5
Other	3,209	2,002	60.3	15,241	9,586	59.0
Total commercial lines	79,839	75,284	6.1	349,895	329,116	6.3
Total net premiums written	$ 168,293	$ 171,388	(1.8%)	$ 744,016	$ 729,139	2.0%

The 1.8% decrease in the Company’s net premiums written for the fourth quarter of 2018 compared to the fourth quarter of 2017, as shown in the table above, represents the combination of 6.1% growth in commercial lines net premiums written and an 8.0% decline in personal lines net premiums written.

The $3.1 million decrease in net premiums written for the fourth quarter of 2018 compared to the fourth quarter of 2017 included:

  $4.6 million growth in commercial lines premiums that the Company attributes primarily to new commercial accounts the Company’s insurance subsidiaries have written throughout their operating regions and a continuation of renewal premium increases.
  $7.7 million decline in personal lines premiums that the Company attributes to net attrition as a result of underwriting measures the Company’s insurance subsidiaries implemented to slow new policy growth and to increase pricing on renewal policies, partially offset by premium rate increases the Company has implemented over the past four quarters. The decline also included $1.4 million in reinsurance reinstatement premiums for the fourth quarter of 2018 related to recoveries of reinsured losses that developed during the fourth quarter of 2018 from catastrophic weather events that occurred earlier in 2018.

For the full year of 2018, the Company's net premiums written increased 2.0% compared to the full year of 2017.

The Company evaluates the performance of its commercial lines and personal lines segments primarily based upon the underwriting results of its insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the Company’s GAAP and statutory combined ratios for the three months and full years ended December 31, 2018 and 2017:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	70.3%	69.0%	69.0%	61.1%
Loss ratio (weather-related)	6.7	3.0	8.8	8.3
Expense ratio	32.5	31.9	31.6	32.9
Dividend ratio	1.0	0.9	0.7	0.7
Combined ratio	110.5%	104.8%	110.1%	103.0%

Statutory Combined Ratios
Personal lines:
Automobile	126.7%	119.2%	117.4%	109.3%
Homeowners	106.1	94.2	110.5	109.9
Other	103.0	79.4	96.4	90.8
Total personal lines	118.9	109.3	114.1	108.5
Commercial lines:
Automobile	132.3	127.7	133.3	115.0
Workers' compensation	86.9	80.7	86.6	79.0
Commercial multi-peril	89.6	96.9	98.1	96.7
Other	70.0	23.1	54.6	10.2
Total commercial lines	101.3	98.8	103.8	93.6
Total lines	110.7%	104.6%	109.4%	101.7%

Donegal Group’s combined ratio was 110.5% for the fourth quarter of 2018, compared to 104.8% for the fourth quarter of 2017. The increase related primarily to the impact of weather-related losses in the Company’s homeowners line of business and increases in loss severity in the Company’s casualty lines of business.

For the fourth quarter of 2018, the Company’s loss ratio increased to 77.0%, compared to 72.0% for the fourth quarter of 2017. Weather-related losses for the fourth quarter of 2018 accounted for 6.7 percentage points of the Company’s loss ratio, increasing from the $5.4 million of weather-related losses, or 3.0 percentage points of the Company’s loss ratio, for the fourth quarter of 2017. Due in part to losses incurred from Hurricane Michael, weather-related losses of $12.5 million for the fourth quarter of 2018 exceeded the previous five-year average for fourth quarter weather-related losses of $5.2 million.

Large fire losses, which the Company defines as individual fire losses in excess of $50,000, were $4.6 million for the fourth quarter of 2018, compared to $7.7 million for the fourth quarter of 2017, with the decrease primarily related to a lower incidence of commercial property fires. Large fire losses represented 2.5 percentage points of the Company’s loss ratio for the fourth quarter of 2018, compared to 4.3 percentage points of the Company’s loss ratio for the fourth quarter of 2017.

Net development of reserves for losses incurred in prior accident years added 3.6 percentage points to the Company’s loss ratio for the fourth quarter of 2018. Favorable development of workers’ compensation loss reserves partially offset unfavorable development of commercial multi-peril, personal automobile and commercial automobile loss reserves. Development of reserves for losses incurred in prior accident years added 4.8 percentage points to the Company’s loss ratio for the full year of 2018. The Company primarily attributes the prior-period loss development to additional reserves the Company recorded during the fourth quarter and full year of 2018 in respect of changing trends in the reporting of casualty loss data and a deceleration in claim closure rates. As a result of their recognition of these trends during 2018, the Company’s actuaries selected higher expected ultimate loss ratios in establishing the Company’s 2018 accident year IBNR reserves.

The Company’s expense ratio was 32.5% for the fourth quarter of 2018, compared to 31.9% for the fourth quarter of 2017. The increase in the Company's expense ratio reflected a guaranty fund assessment of approximately $800,000 and a decrease in deferred acquisition costs that resulted from comparatively lower premium writings in the fourth quarter of 2018. The Company’s expense ratio was 31.6% for the full year of 2018, compared to a 32.9% expense ratio for the full year of 2017, reflecting a decrease in underwriting-based incentive costs for 2018 compared to 2017.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 90.2% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at December 31, 2018.

	December 31, 2018		December 31, 2017
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$ 120,432	11.7%	$ 115,786	11.5%
Obligations of states and political subdivisions	234,508	22.8	269,698	26.8
Corporate securities	264,843	25.7	213,764	21.2
Mortgage-backed securities	309,574	30.0	306,353	30.5
Total fixed maturities	929,357	90.2	905,601	90.0
Equity securities, at fair value	43,667	4.2	50,445	5.0
Investments in affiliates	41,026	4.0	38,774	3.9
Short-term investments, at cost	16,749	1.6	11,050	1.1
Total investments	$ 1,030,799	100.0%	$ 1,005,870	100.0%

Average investment yield	2.6%		2.4%
Average tax-equivalent investment yield	2.8%		2.9%
Average fixed-maturity duration (years)	4.4		5.2

Net investment income of $7.6 million for the fourth quarter of 2018 increased 23.2% compared to $6.1 million in net investment income for the fourth quarter of 2017. The change in net investment income reflected primarily an increase in average invested assets relative to the prior-year fourth quarter and a decrease in expenses the Company allocated to the investment function.

Net investment losses were $8.9 million, compared to net investment gains of $1.5 million for the fourth quarter of 2017. The Company attributes the change to a decrease in the market value of the equity securities it held at December 31, 2018. The Company adopted accounting guidance effective January 1, 2018 that requires entities to measure equity investments at fair value and recognize changes in fair value in their results of operations.

Definitions of Non-GAAP and Operating Measures

The Company prepares its consolidated financial statements on the basis of GAAP. The Company’s insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes provide value in managing its business and for comparison to the financial results of its peers. These non-GAAP measures are net premiums written, operating income and statutory combined ratio.

Net premiums written and operating income are non-GAAP financial measures investors in insurance companies commonly use. The Company defines net premiums written as the amount of full-term premiums the Company records for policies effective within a given period less premiums the Company cedes to reinsurers. The Company defines operating (loss) income as net (loss) income excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. The Company also excluded from its calculation of non-GAAP operating income for the fourth quarter and year ended December 31, 2017 the deferred income tax expense that resulted from the December 2017 enactment of the TCJA. Because the Company’s calculation of operating (loss) income may differ from similar measures other companies use, investors should exercise caution when comparing the Company’s measure of operating (loss) income to the measure of other companies.

The following table provides a reconciliation of the Company's net premiums earned to the Company's net premiums written for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change

	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$ 186,150	$ 181,060	2.8%	$ 741,291	$ 702,515	5.5%
Change in net unearned premiums	(17,857)	(9,672)	84.6	2,725	26,624	(89.8)
Net premiums written	$ 168,293	$ 171,388	(1.8%)	$ 744,016	$ 729,139	2.0%

The following table provides a reconciliation of the Company's net (loss) income to the Company's operating (loss) income for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change

	(dollars in thousands, except per share amounts)

Reconciliation of Net (Loss) Income
to Non-GAAP Operating (Loss) Income
Net (loss) income	$ (14,999)	$ (2,779)	439.7%	$ (32,760)	$ 7,116	NM
Investment losses (gains) (after tax)	6,887	(988)	NM	3,423	(3,766)	NM
Effect of the TCJA at enactment	-	4,753	NM	-	4,753	NM
Restructuring charge (after tax)	-	-	-	1,356	-	NM
Other, net	(167)	-	NM	22	-	NM
Non-GAAP operating (loss) income	$ (8,279)	$ 986	NM	$ (27,959)	$ 8,103	NM

Per Share Reconciliation of Net (Loss) Income
to Non-GAAP Operating (Loss) Income
Net (loss) income – Class A (diluted)	$ (0.54)	$ (0.10)	440.0%	$ (1.18)	$ 0.26	NM
Investment losses (gains) (after tax)	0.25	(0.03)	NM	0.13	(0.13)	NM
Effect of the TCJA at enactment	-	0.17	NM	-	0.17	NM
Restructuring charge (after tax)	-	-	-	0.05	-	NM
Other, net	(0.01)	-	NM	-	-	-
Non-GAAP operating (loss) income – Class A	$ (0.30)	$ 0.04	NM	$ (1.00)	$ 0.30	NM

Net (loss) income – Class B	$ (0.50)	$ (0.10)	400.0%	$ (1.09)	$ 0.22	NM
Investment losses (gains) (after tax)	0.23	(0.03)	NM	0.11	(0.12)	NM
Effect of the TCJA at enactment	-	0.16	NM	-	0.16	NM
Restructuring charge (after tax)	-	-	-	0.05	-	NM
Other, net	(0.01)	-	NM	-	-	-
Non-GAAP operating (loss) income – Class B	$ (0.27)	$ 0.03	NM	$ (0.93)	$ 0.26	NM

The statutory combined ratio is a standard non-GAAP measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

The Company will hold a conference call and webcast on Wednesday, February 20, 2019, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on the Company’s website at http://investors.donegalgroup.com. A replay of the conference call will also be available via the Company’s website.

About the Company

Donegal Group is an insurance holding company. The Company’s Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and book value growth.

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”). DFSC owns all of the outstanding stock of Union Community Bank (“UCB”). The Company accounts for its investment in DFSC using the equity method of accounting. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC. On June 12, 2018, the Company and Donegal Mutual Insurance Company entered into an agreement to sell DFSC and UCB to Northwest Bancshares, Inc. The parties anticipate that the transaction will close in March 2019.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended December 31,
	2018	2017

Net premiums earned	$ 186,150	$ 181,060
Investment income, net of expenses	7,567	6,142
Net investment (losses) gains	(8,864)	1,498
Lease income	115	117
Installment payment fees	1,297	1,344
Equity in earnings of DFSC	541	598
Total revenues	186,806	190,759

Net losses and loss expenses	143,395	130,442
Amortization of deferred acquisition costs	29,610	29,674
Other underwriting expenses	30,926	28,000
Policyholder dividends	1,787	1,592
Interest	620	381
Other expenses, net	114	396
Total expenses	206,452	190,485

(Loss) income before income tax (benefit) expense	(19,646)	274
Income tax (benefit) expense	(4,647)	3,053

Net loss	$ (14,999)	$ (2,779)

Net loss per common share:
Class A - basic and diluted	$ (0.54)	$ (0.10)
Class B - basic and diluted	$ (0.50)	$ (0.10)

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	22,800,974	22,183,787
Class A - diluted	22,923,147	23,224,404
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$ 168,293	$ 171,388

Book value per common share
at end of period	$ 14.05	$ 15.95

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Year Ended December 31
	2018	2017

Net premiums earned	$ 741,291	$ 702,515
Investment income, net of expenses	26,908	23,527
Net investment (losses) gains	(4,802)	5,705
Lease income	480	501
Installment payment fees	5,257	5,157
Equity in earnings of DFSC	2,694	1,622
Total revenues	771,828	739,027

Net losses and loss expenses	576,458	487,268
Amortization of deferred acquisition costs	120,964	115,065
Other underwriting expenses	113,270	116,538
Policyholder dividends	5,353	5,015
Interest	2,302	1,594
Other expenses	1,718	1,433
Total expenses	820,065	726,913

(Loss) income before income tax (benefit) expense	(48,237)	12,114
Income tax (benefit) expense	(15,477)	4,998

Net (loss) income	$ (32,760)	$ 7,116

Net (loss) income per common share:
Class A - basic	$ (1.18)	$ 0.27
Class A - diluted	$ (1.18)	$ 0.26
Class B - basic and diluted	$ (1.09)	$ 0.22

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	22,705,471	21,798,948
Class A - diluted	23,024,271	22,642,442
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$ 744,016	$ 729,139

Book value per common share
at end of period	$ 14.05	$ 15.95

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2018	2017
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 402,799	$ 366,655
Available for sale, at fair value	526,558	538,946
Equity securities, at fair value	43,667	50,445
Investments in affiliates	41,026	38,774
Short-term investments, at cost	16,749	11,050
Total investments	1,030,799	1,005,870
Cash	52,594	37,833
Premiums receivable	156,702	160,406
Reinsurance receivable	343,369	298,343
Deferred policy acquisition costs	60,615	60,290
Prepaid reinsurance premiums	135,380	135,033
Other assets	52,619	40,145
Total assets	$ 1,832,078	$ 1,737,920

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 814,665	$ 676,672
Unearned premiums	506,529	503,457
Accrued expenses	25,442	28,034
Borrowings under lines of credit	60,000	59,000
Subordinated debentures	5,000	5,000
Other liabilities	21,572	17,061
Total liabilities	1,433,208	1,289,224
Stockholders' equity:
Class A common stock	258	256
Class B common stock	56	56
Additional paid-in capital	261,259	255,401
Accumulated other comprehensive loss	(14,228)	(2,684)
Retained earnings	192,751	236,893
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	398,870	448,696
Total liabilities and stockholders' equity	$ 1,832,078	$ 1,737,920

For Further Information:
Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com